                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                      PREMIER RESEARCH WORLDWIDE, LTD.
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ / No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


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/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                        Premier Research Worldwide, Ltd.
                               124 S. 15th Street
                           Philadelphia, PA 19102-3010





                                                                 March 31, 1998



Dear Premier Research Worldwide Stockholders:

     You are cordially invited to the Annual Meeting of Stockholders to be held at 2:00 P.M. on April 30, 1998 at The Union League of Philadelphia, 140 S. Broad Street, Philadelphia, PA 19102.

     Details with respect to the meeting are set forth in the attached Notice of Annual Meeting and Proxy Statement.

     Your vote is important. Whether or not you plan to attend the meeting, you are urged to complete, date, sign and return your proxy. If you attend the meeting and would prefer to vote in person you may still do so.


                                          Very truly yours,




                                          /s/ Joan Carter
                                          ---------------------------------
                                          JOAN CARTER
                                          Chairman of the Board
                                          Premier Research Worldwide, Ltd.

                       Premier Research Worldwide, Ltd.
                  ------------------------------------------
                   NOTICE  OF ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held April 30, 1998
                  ------------------------------------------



To the Stockholders:

     The Annual Meeting of Stockholders of Premier Research Worldwide, Ltd. will be held at The Union League of Philadelphia, 140 S. Broad Street, Philadelphia, PA 19102, at 2:00 P.M. on April 30, 1998, for the following purposes:


       (1) To elect two directors to serve three-year terms.

       (2) To ratify the selection by the Board of Directors of the firm of Arthur Andersen LLP as independent auditors for 1998.

       (3) To transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

     Stockholders of record as of the close of business on March 19, 1998 are entitled to notice of and to vote at the meeting.

     Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy card and return it in the enclosed envelope. Your proxy may be revoked at any time prior to the time it is voted.



                                          By Order of the Board of Directors,



                                          /s/ Arthur W. Hicks, Jr.
                                          -------------------------------
                                          ARTHUR W. HICKS, JR.
                                          Secretary



Philadelphia, PA
March 31, 1998

                        Premier Research Worldwide, Ltd.
                               124 S. 15th Street
                           Philadelphia, PA 19102-3010

                   ------------------------------------------
                                 PROXY STATEMENT
                   ------------------------------------------

     These proxy materials are furnished in connection with solicitation of proxies by the Board of Directors of Premier Research Worldwide, Ltd., a Delaware corporation (the "Company"), for the Annual Meeting of Stockholders of Premier Research Worldwide to be held at 2:00 P.M. on April 30, 1998, at The Union League of Philadelphia, 140 S. Broad Street, Philadelphia, PA 19102, and any adjournments or postponements of such meeting. These proxy materials were first mailed to stockholders on or about March 31, 1998. The address of the principal executive office of Premier Research Worldwide is 124 S. 15th Street, Philadelphia, Pennsylvania 19102-3010. Sending a signed proxy will not affect the shareholder's right to attend the Annual Meeting and vote in person. Every stockholder has the power to revoke his proxy at any time before it is voted. The proxy, before it is exercised at the meeting, may be revoked by filing with the Secretary of the Company a notice in writing revoking it, by delivering a duly executed proxy bearing a later date, or by attending the meeting and voting in person.


Stockholders Entitled to Vote

     The close of business of March 19, 1998 was the record date for stockholders entitled to notice of and to vote at the Annual Meeting. As of the record date, there were 7,173,500 outstanding shares of the common stock, $.01 par value, of Premier Research Worldwide (the "Common Stock").


Voting of Proxies

     A form of proxy is enclosed. All properly executed proxies received by the Board of Directors, and not revoked, will be voted as indicated in accordance with the instructions thereon. In the absence of contrary instructions, shares represented by such proxies will be voted for the election of the directors as described herein; in favor of the ratification of the selection of the independent auditors; and in the discretion of the proxy holders on such other matters as may properly come before the meeting.

     The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast on a particular issue constitutes a quorum for the purpose of considering such matter. Each share of Common Stock outstanding as of the record date is entitled to one vote on each matter that may be brought before the Annual Meeting. Election of directors will be by plurality of the votes cast. Any other proposal will require the affirmative vote of a majority of the votes cast on such proposal. Broker nonvotes and abstentions are counted for the purposes of determining the presence or absence of a quorum for the transaction of business at the meeting. Abstentions are counted in the tabulations of the votes cast on proposals presented to the stockholders, whereas broker nonvotes are not counted for purposes of determining the election of directors or whether a proposal has been approved.


Costs Of Solicitation

     The entire cost of soliciting proxies will be borne by Premier Research Worldwide. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of stock, and reimbursement for expenses may be made. Proxies may be solicited in person or by telephone or telegraph by directors, officers or regular employees of Premier Research Worldwide, none of whom will receive additional compensation therefor.


                             ELECTION OF DIRECTORS

     The Board of Directors consists of nine directors divided into three classes. Two directors are to be elected at the Annual Meeting to serve until the 2001 Annual Meeting. Management's nominees for election as directors are John Aglialoro and Arthur Hull Hayes, Jr., M.D. Both Mr. Aglialoro and Dr. Hayes currently serve on the Board.

     The proxy holders intend to vote all proxies received by them in the accompanying form for such nominees unless otherwise directed. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy, or, in lieu thereof, the Board of Directors may reduce the number of directors. As of the date of this Proxy Statement, Management is not aware of any nominee who is unable or will decline to serve as a director.

     The following table lists the name and age of both of the two nominees and the seven continuing directors of the Company whose terms of office will continue after the Annual Meeting, and the year in which each director's term of office will expire (assuming, in the case of each of the nominees, such nominees are elected at the Annual Meeting).

                                                                   Year of
                                                  Age As        Expiration of
                  Name                          of 3/31/98     Term as Director
                  ----                          ----------     ----------------
   Nominees for Election
      John Aglialoro .......................       54               2001
      Arthur Hull Hayes, Jr., M.D. .........       64               2001
   Directors Continuing in Office
      Joan Carter ..........................       54               2000
      Arthur W. Hicks, Jr. .................       39               1999
      Charles L. Jacobson, M.D. ............       57               2000
      Jerry D. Lee .........................       61               1999
      Joel Morganroth, M.D. ................       52               1999
      Philip J. Whitcome, Ph.D. ............       49               2000
      Connie Woodburn ......................       43               2000

     Mr. Aglialoro has served on the Board of Directors of Premier Research Worldwide or its predecessors since their founding. Mr. Aglialoro is Chairman and Chief Executive Officer of UM Holdings, Ltd. ("UM"), which he co-founded in 1973. Mr. Aglialoro has held the position of Chairman of UM since 1982. Mr. Aglialoro is also a director of CYBEX International, Inc. ("Cybex").

     Dr. Hayes has served on Premier Research Worldwide's Board of Directors since 1996. Since 1991, Dr. Hayes has served as President and Chief Operating Officer of MediScience Associates, Inc., a consulting firm. Dr. Hayes is an advisor to Premier Research Worldwide and others in health care product development and regulation, clinical pharmacology, and medical and pharmacy practice, and is internationally recognized as a medical researcher and clinician. Dr. Hayes served as Commissioner of the FDA from 1981 to 1983. He is also a member of the Board of Directors of Celgene, Inc., Myriad Genetics and NaPro Biopharmaceuticals, Inc.

     Ms. Carter has served as Chairman of the Company's Board of Directors since 1996, and as a member of the Board of Directors of the Company or its predecessors since their founding. Ms. Carter is President and Chief Operating Officer of UM, which she co-founded in 1973. She has served as President of UM since 1986. Ms. Carter is also a member of the Board of Directors of Cybex, and is Chairman of the Board of Directors of the Federal Reserve Bank of Philadelphia.

     Mr. Hicks has served on the Company's Board of Directors since 1995. Mr. Hicks is UM's Vice President and Chief Financial Officer, in which capacity he has served since 1988. He is a certified public accountant, and prior to joining UM, was employed by Ernst & Young LLP, a public accounting firm. Mr. Hicks is also a member of the Board of Directors of Cybex.

     Dr. Jacobson has served on the Company's Board of Directors since 1997. Dr. Jacobson has been Executive Vice President of PREMIER, Inc. since 1996. Dr. Jacobson served as Executive Vice President for clinical services of one of PREMIER, Inc.'s predecessors, SunHealth Alliance, Inc., from 1995 to 1996. From 1992 to 1995, Dr. Jacobson served as President and Chief Executive Officer of Park Nicollet Medical Center in St. Louis Park, Minnesota.

     Mr. Lee has served on the Company's Board of Directors since 1996. Mr. Lee was a partner in the accounting firm of Ernst & Young LLP from 1969 until his retirement in 1995. He was managing partner of its Philadelphia office from 1979 to 1989 and a member of the firm's world-wide multi-national partner group from 1989 to 1995. Mr. Lee is also a member of the Board of Directors of Cybex.

     Dr. Morganroth has served as the Chief Executive Officer of the Company since 1993 and as a Director of the Company since 1997. In addition, Dr. Morganroth has consulted for the Company since 1976. Dr. Morganroth was a Professor of Medicine and Pharmacology at Hahnemann University from 1982 to 1992, and served as a Director of Cardiac Research and Development at the Graduate Hospital of Philadelphia from 1987 until 1992. Currently, Dr. Morganroth is an Adjunct Professor of Medicine (Pharmacology) at Jefferson Medical College of Thomas Jefferson University and Clinical Professor of Medicine at the University of Pennsylvania School of Medicine. Dr. Morganroth is an internationally recognized cardiologist and clinical researcher. He has served for over ten years as a Medical Review Officer/Expert for the FDA and since 1995 has served in a similar capacity for the Health Protection Branch of Canada.

     Dr. Whitcome has served on the Company's Board of Directors since January 1997. Since 1995, Dr. Whitcome has served as Chairman of the Board of Directors of Avigen, a biotechnology company, for which he also acted as Chief Financial Officer from March 1996 to September 1996. From 1988 to 1994, Dr. Whitcome was President and Chief Executive Officer of Neurogen Corporation, a biopharmaceutical company. From 1981 to 1988, Dr. Whitcome was employed at Amgen Inc., a biopharmaceutical company, serving most recently as Director of Strategic Planning. Prior to joining Amgen, he served as Manager of Corporate Development for Medical Products at Bristol-Myers Squibb Co. and held research and marketing management positions with the Diagnostics Division of Abbott Laboratories.

     Ms. Woodburn has served on the Company's Board of Directors since 1996. Ms. Woodburn is Executive Vice President for Corporate Sales of Cardinal Health, Inc., a national drug wholesaler. Prior to joining Cardinal Health, Inc. in 1997, Ms. Woodburn was Executive Vice President of PREMIER, Inc., where she had been employed in a variety of management capacities since 1987.

     Mr. Aglialoro and Ms. Carter are married. There are no other family relationships among the directors and the executive officers.


Meetings of the Board of Directors and Committees

     The Board of Directors of the Company held a total of six meetings during 1997. Each director attended more than 75% of the meetings of the Board of Directors and any committee of which he is a member.

     The Board of Directors has an Executive Committee, an Audit Committee, a Compensation and Personnel Committee, a Scientific Oversight Committee and a Stock Option Committee.

     The Executive Committee has, with certain exceptions, all the authority of the Board of Directors, and has specifically been delegated the authority to make recommendations to the board with respect to management nominees to the board and review and make recommendations with respect to such shareholder nominees to the board as may be submitted to the Company. A shareholder desiring to propose a candidate to the Executive Committee should submit a written recommendation, together with sufficient biographical information concerning the individual, to the secretary of the Company. While letters of recommendation may be submitted for consideration at any time, recommendations should be received prior to November 15 in any year for consideration in connection with the nomination and election of directors at the Company's next Annual Meeting. This committee, which currently consists of Ms. Carter and Mr.
Aglialoro, held one meeting during 1997.

     The Audit Committee is primarily responsible for approving the services performed by the Company's independent auditors and reviewing and evaluating the Company's accounting principles and reporting practices and its system of internal accounting controls. This committee, which currently consists of Mr. Hicks and Mr. Lee, held four meetings during 1997.

     The Compensation and Personnel Committee is primarily responsible for determining the compensation payable to the officers and key employees of the Company and to recommend to the Board additions, deletions and alterations with respect to the various employee benefit plans and other fringe benefits provided by the Company, except that no member of the Committee shall take part in any decision pertaining to his compensation or benefits in his capacity as a director of the Company. This committee, which currently consists of Dr. Whitcome and Ms. Woodburn, held three meetings during 1997.

     The Scientific Oversight Committee is primarily responsible for reviewing and evaluating the Company's plans and policies in the areas of science, technology and study methodology. The committee, which currently consists of Dr. Hayes, held one meeting during 1997.

     The Stock Option Committee is primarily responsible for administering the Company's stock option plan, awarding stock options to key employees and non-employee directors of the Company and determining the terms and conditions on which the options are granted. This committee, which currently consists of Dr. Whitcome and Ms. Woodburn, held three meetings during 1997.


Compensation of Directors

     Directors who are not employees of the Company receive a fee of $1,000 for each directors meeting attended and $500 for each committee meeting attended. Non-employee directors also receive an annual retainer of $2,000. Each director is reimbursed for out-of-pocket expenses incurred in connection with attending meetings and other services as a director. At the time of their initial election to the Board, Mr. Lee, Dr. Hayes, Ms. Woodburn, Dr. Jacobson and Dr. Whitcome were each granted options to acquire 4,402 shares of Common Stock of the Company.


Certain Relationships and Related Party Transactions

     The Company or its predecessors were the direct or indirect subsidiaries or divisions of UM from 1977 to 1997. Currently, UM indirectly owns approximately 39.4% of the Company's Common Stock. John Aglialoro and Joan Carter are executive officers, directors and the principal stockholders of UM. Ms. Carter is the Chairman and Mr. Aglialoro is a director of the Company.

     UM has had the following arrangements with the Company:

     The Company's principal executive and operations facility is owned by UM and leased to the Company. The current annual rent under this lease is $349,200. The Company believes that the terms of this lease are as favorable to the Company as would have been obtained through arms-length negotiations with an unrelated party.

     UM historically provided various administrative services to the Company, including accounting, human resources and computer services. In 1996, however, UM decentralized most of these functions, and now provides primarily 401(k) administrative services, for which it charged the Company $24,300 in 1997. For a portion of 1997, the Company also participated in UM's deferred savings program for employees pursuant to Section 401(k) of the Internal Revenue Code. The Company was charged $46,957 in 1997 for profit sharing plan contributions made pursuant to this program on behalf of its employees. During 1997, the Company adopted its own Section 401(k) program, which is substantively identical to the UM program.

     The Company was included in the consolidated federal income tax filings of UM for the periods prior to February 3, 1997, under a tax sharing agreement pursuant to which the Company would pay to UM amounts equal to the income taxes which the Company would otherwise have paid had it filed separate federal income tax returns. In 1997, the Company paid UM $485,000 for 1996 taxes payable and $90,000 for estimated 1997 taxes due under the tax sharing agreement. The 1997 estimated payment will be refunded by UM in 1998.

     Certain of the Company's diagnostic testing and clinical research contracts require that specified medical professional services be provided by Dr. Morganroth, the Company's President and Chief Executive Officer. The Company has retained Joel Morganroth, M.D., PC, a professional corporation owned by Dr. Morganroth, to provide these and other services, which include serving as Medical Director to the Company, acting as principal investigator for various studies, and providing medical interpretation for diagnostic tests from time to time as required. These arrangements resulted in payments to the professional corporation of $1,955,000 in 1996. Effective January 1997, the professional corporation entered into a new contract with the Company pursuant to which it received in 1997 a fixed annual fee of $144,000 for these services.

     During 1995, the Company and PREMIER, Inc. formed a limited liability company, owned 65% by the Company and 35% by PREMIER, Inc. In accordance with the agreement, PREMIER, Inc.'s interest in the limited liability company converted into 330,150 shares of the Company's Common Stock concurrent with the Company's initial public offering in February 1997. Charles Jacobson, M.D., a director of the Company, serves as Executive Vice President of PREMIER, Inc.

Executive Compensation

Compensation Committee Report on Executive Compensation

     The Compensation and Personnel Committee of the Board of Directors consists entirely of non-management directors, and its primary function is to make recommendations to the Board of Directors concerning executive compensation and benefit policies for the Company.

     The Committee believes that the most effective compensation program is one that provides executives with incentives to achieve strategic business goals of the Company, with the ultimate objective of aligning compensation with enhanced shareholder value.

     The Company's executive compensation programs are designed to:

     -- Motivate and challenge executive officers to achieve both annual and long-term strategic business goals.


     -- Align the interest of executive officers with the long-term interest of shareholders.


     -- Support an environment that rewards executive officers based upon corporate and individual performance and results.


     -- Attract and retain executive officers critical to the long-term success of the Company.

     In 1997, the basic components of executive officer compensation consisted of base salary and long-term incentives in the form of stock options. In 1998, these components will be augmented by annual incentive compensation tied to measurements based on Company performance. The executive officers also participate in employee benefit plans available generally to the Company's employees.

     Base Salary. Clinical research organizations face intense competition for qualified employees, and the Committee believes that it is important that Company executive officer compensation levels be competitive with other CRO's. Following the Company's initial public offering in February 1997, the Committee reviewed the existing compensation levels of its executive officers in comparison with compensation levels at other publicly-traded CRO's. The Committee found that the existing executive officer base salary levels were consistent with compensation at comparable positions at these companies. Accordingly, it did not make any material changes from the pre-existing compensation arrangements.

     Long-Term Incentive in Form of Stock Options. The Committee believes that significant management ownership of the Company's stock effectively motivates the building of shareholder wealth and aligns the interests of management with those of the Company's shareholders. The Company's executive officers who were employees of the Company prior to the Company's initial public offering hold options to acquire Company common stock granted during the period the Company was a private entity. In order to provide a further incentive to the Company's executives, each executive officer received an additional stock option grant during 1997. All of the 1997 options were granted under the terms of the Company's 1996 Stock Option Plan at a per share exercise price equal to market price on the date of grant. The options become exercisable over five years in annual increments of 20% beginning one year after the date of grant, contingent upon the officer's continued employment with the Company. The table appearing under the heading "Option Grants in 1997" provides further information about the options granted to the Named Executive Officers.

     1998 Annual Incentive Compensation Program. While the Company did not provide an annual incentive compensation program during 1997, the Committee intends to institute for 1998 a program which will permit officers to earn contingent cash bonuses based principally on Company performance measured, among other things, by earnings per share. The Committee has studied the competitive environment in which the Company functions, which includes intense competition for qualified employees, and believes that the ability to attract and retain highly qualified personnel is key to the Company's success. The Committee believes that an annual incentive compensation program can be an important tool in ensuring that the Company's overall levels of compensation remain competitive. In addition, the Committee believes that such an annual incentive compensation program will benefit the Company in that an additional portion of the compensation of executive officers will be in the form of variable incentive pay and will further align the interests of the executive officers with the interests of the Company's shareholders.

     Chief Executive Officer Compensation. The compensation plan for Dr. Morganroth, except as indicated, contains the same elements and operates in the same manner as the compensation plan described above for the other executive officers. Prior to 1997, the Company renegotiated Dr. Morganroth's employment agreement, as well as the agreement pursuant to which a professional corporation owned by Dr. Morganroth provides specified medical professional services to the Company. The new agreements, which became effective January 1, 1997, resulted in significantly lower fees to the professional corporation, aggregating $144,000 in 1997. Under the new employment agreement, Dr. Morganroth's 1997 salary was increased to $201,000. The Committee believes that Dr. Morganroth's total compensation is appropriate in light of Dr. Morganroth's reputation as a medical doctor in the research area and his importance to achievement of the Company's goals, and is necessary for competitive purposes.

     Dr. Morganroth was granted in 1995 options to acquire 220,100 shares of the Company's Common Stock, at an exercise price equal to the stock's fair market value at the date of grant. In order to provide Dr. Morganroth with an additional stake in the Company's success, he was granted during 1997 options to acquire 10,000 shares of the Company's Common Stock. The 1997 options will become exercisable (contingent upon continued employment) in five annual installments. The Committee believes that Dr. Morganroth's stock options provide a significant incentive and align his interests directly with the Company's shareholders. The options also place a significant portion of Dr. Morganroth's total compensation at risk, since the options' value depends upon the Company's common stock performance over the option term. In addition, Dr. Morganroth is a significant shareholder in the Company (see "Security Ownership of Certain Beneficial Owners and Management"), and to the extent his performance as CEO translates into an increased value of the Company's stock, all shareholders, including Dr Morganroth, will share the benefits.

     Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly-held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1,000,000 per covered officer in any fiscal year. The limitation applies only to compensation which is not considered to be performance-based. Non-performance-based compensation paid to the Company's executive officers for 1997 did not exceed the $1,000,000 limit per officer, and the Committee does not anticipate that the non-performance-based compensation to be paid the Company's executive officers in the foreseeable future will exceed that limit.

              Members of the Compensation and Personnel Committee

                            Philip Whitcome (Chair)
                                Connie Woodburn


Compensation Committee Interlocks and Insider Participation

     At the end of 1997, the Compensation and Personnel Committee consisted of Dr. Whitcome and Ms. Woodburn. During the year, the members of the Committee also incuded Mr. Lee. Neither Dr. Whitcome, Ms. Woodburn, nor Mr. Lee is a current or former officer or employee of the Company.

Summary Compensation Table

     The following table sets forth information in respect of the compensation paid for the years ended December 31, 1996 and 1997 to the persons who were, at any time during 1997, the Chief Executive Officer, and at the end of 1997, the other four most highly compensated executive officers of the Company (sometimes collectively referred to as the "Named Executive Officers") whose salary and bonus exceeded $100,000 in such year:

                                                                                            Long-term
                                                                       Annual              Compensation
                                                                  Compensation (1)        -------------
                                                              -------------------------     Number of           All Other
            Name and Principal Position               Year       Salary        Bonus         Options           Compensation
--------------------------------------------------   ------   -----------   -----------   -------------   ---------------------
Joel Morganroth, MD ..............................   1997      $201,000          --           10,000           $   3,222(2)(3)
 President and Chief Executive Officer ...........   1996      $170,299          --               --           $   1,920(2)(3)
Christopher C. Gallen, MD, PhD ...................   1997      $171,104          --            7,500           $   1,864(4)
 President, Clinical Research Services ...........   1996      $156,182          --           44,020                  --
Carol Miller .....................................   1997      $145,807          --            4,000                  --
 Sr. Vice President(5) ...........................   1996      $ 16,731          --               --           $  20,473(6)
David A. Evans ...................................   1997      $133,334          --(7)         7,500           $   6,644(4)
 Sr. Vice President, Chief Technical Officer .....   1996      $128,639          --               --           $   6,414(4)
Glenn Cousins ....................................   1997      $125,429          --(7)         7,500           $   7,500(4)
 President, Diagnostic Services ..................   1996      $120,336          --               --           $   7,200(4)

------------
(1) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonuses for the officer for such year.

(2) Excludes consulting fees of $1,955,000 and $144,000 paid in 1996 and 1997, respectively, to a professional corporation owned by Dr. Morganroth. See "Certain Relationships and Related Party Transactions."

(3) Represents the dollar value of the insurance premium paid by the Company with respect to term life insurance for Dr. Morganroth.

(4) Represents the Company's 401(k) plan contributions.

(5) Ms. Miller became employed by the Company on November 11, 1996.

(6) Represents amount paid to Ms. Miller upon hire by the Company in compensation for the value of options forfeited upon leaving her former position.

(7) Does not include a $5,000 bonus paid by UM Holdings, Ltd.


Employment Contracts

     The Company has entered into employment agreements with each of the Named Executive Officers. Under these agreements, the employment may be terminated with or without cause at any time. In the event that the Company terminates an officer's employment other than "for cause", the Company is obligated to continue normal salary payment for up to six months (one year in the case of Dr. Morganroth). Pursuant to the agreement, each officer has agreed not to compete with the Company during his employment and for a period of two years thereafter. Dr. Morganroth entered into a new employment agreement that became effective January 1, 1997, and continues, unless terminated, through December 31, 2001. Under the terms of this agreement, Dr. Morganroth received for 1997 a base annual salary of $201,000. A professional corporation of which Dr. Morganroth is the sole stockholder and employee has separately agreed to provide services to the Company, including serving as medical director and providing medical interpretation for diagnostic tests, with an annual fee of $144,000 for 1997.

1997 Stock Option Grants

     The following tables contain certain information concerning the grant of stock options under the Company's 1996 Non-Qualified Stock Option Plan during the year ended December 31, 1997, and the number and value of options held at December 31, 1997 by each of the Named Executive Officers.

                                                                                                         Potential Realizable
                                                                                                           Value at Assumed
                                                                                                             Annual Rates
                                                                                                            of Stock Price
                                                                                                           Appreciation for
                                                    Individual Grants (1)                                  Option Term (2)
                                       -----------------------------------------------                 ------------------------
                                         Number of
                                        Securities        % of Total
                                        Underlying     Options Granted     Exercise or
                                          Options      to Employees in     Base Price     Expiration
                Name                      Granted            1997            ($/Sh)          Date          5%           10%
------------------------------------   ------------   -----------------   ------------   -----------   ----------   -----------
Joel Morganroth, M.D. ..............      10,000              3.1%          $ 13.13        3/17/07      $82,540      $209,180
Christopher C. Gallen, MD, PhD .....       7,500              2.3%          $ 13.13        3/17/07       61,905       156,885
Carol Miller .......................       4,000              1.2%          $ 13.13        3/17/07       33,016        83,672
David A. Evans .....................       7,500              2.3%          $ 13.13        3/17/07       61,905       156,885
Glenn Cousins ......................       7,500              2.3%          $ 13.13        3/17/07       61,905       156,885

------------
(1) The options were granted under the terms of the Corporation's stock option plan at a per share exercise price equal to the market price of a Common Share on the date of grant. The options become exercisable over five years in annual increments of 20% beginning one year after the date of grant. The Option Committee has the right to accelerate the exercisability of any of the options.

(2) The potential realizable value is the product of (a) the difference between:
    (i) the product of the per-share market price at the time of the grant and the sum of 1 plus the adjusted stock price appreciation rate (i.e., the assumed rate of appreciation compounded annually over the term of the option) and (ii) the per-share exercise price of the option; and (b) the number of securities underlying the grant at fiscal year-end. The dollar amounts under these columns are the result of calculations at the 5% and 10% assumed rates of appreciation prescribed by the Securities and Exchange Commission, and therefore are not intended to forecast possible future appreciation, if any, of the market price of the Corporation's Common Shares. The actual value that any Named Executive Officer may realize, if any, will depend on the amount by which the market price of the Common Shares at the time of exercise exceeds the exercise price.


1997 Option Exercises and Fiscal Year-End Values

     The following tables contain certain information concerning the number and value of any unexercised stock options as of December 31, 1997. No Named Executive Officers exercised stock options during the year ended December 31, 1997.

                                                  Number of Securities       Value of Unexercised
                                                 Underlying Unexercised     in-the-Money Options at
                                                 Options at FY-End 1997         FY-End 1997(1)
                     Name                          Exercisable/Unexer.        Exercisable/Unexer.
    -----------------------------------------   ------------------------   ------------------------
     Joel Morganroth, MD ....................      220,100 / 10,000             $2,114,061 / 0
     Christopher C. Gallen, MD, PhD .........       44,020 /  7,500                422,812 / 0
     Carol Miller ...........................            0 /  4,000                      0 / 0
     David A. Evans .........................       33,015 /  7,500                317,109 / 0
     Glenn Cousins ..........................       66,030 /  7,500                634,218 / 0

------------
(1) Value of unexercised "in-the-money" options is the difference between the market price of a Common Share on December 31, 1997 and the exercise price of the option, multiplied by the number of Common Shares underlying the option.

Stockholder Return Performance Graph

     The following graph compares the cumulative total stockholder return on the Company's Common Stock against the cumulative total return on the Nasdaq Stock Market (U.S.) Index and Nasdaq Health Service Index for the period commencing February 3, 1997 and ending December 31, 1997. The graph assumes that at the beginning of the period indicated, $100 was invested in the Company's Common Stock and the stock of the companies comprising the Nasdaq Stock Market (U.S.) Index and the Nasdaq Health Services Index, and that all dividends, if any, were reinvested.


                      COMPARATIVE CUMULATIVE TOTAL RETURN
                    AMONG PREMIER RESEARCH WORLDWIDE, LTD.,
                  NASDAQ MARKET INDEX AND NASDAQ HEALTH INDEX


            Company               Base     03/31/97     06/30/97     09/30/97     12/31/97
            -------              ------   ----------   ----------   ----------   ---------
Premier Research Worldwide        100       71.74         47.28        52.17        51.63
NASDAQ Health Services Index      100       93.12        103.94       113.09       101.64
NASDAQ Market Index               100       88.47        104.67       122.03       114.34

Security Ownership of Certain Beneficial Owners and Management


     The following table sets forth certain information, as of March 30, 1998, with respect to the beneficial ownership of the Common Stock of the Company by
(i) the Company's directors and Named Executive Officers, (ii) the Company's directors and executive officers as a group, and (iii) each person known to the Company to own beneficially more than 5% of the Common Stock.

                                                       Shares
                                                    Beneficially     Percentage
                                                        Owned          Owned
                                                   --------------   -----------
Name of Beneficial Owner
------------------------
UM Holdings, Ltd. (1) ..........................      2,825,450         39.4%
Joel Morganroth, M.D. (2) ......................        902,000         12.6%
PREMIER, Inc. (3) ..............................        334,552          4.7%
Glenn Cousins (4) ..............................         67,530            *
Christopher C. Gallen, M.D., Ph.D. (4) .........         45,520            *
Carol Miller (4) ...............................            800            *
David A. Evans (4) .............................         34,515            *
John J. Aglialoro (5) ..........................      2,825,450         39.4%
Joan Carter (5) ................................      2,825,450         39.4%
Arthur Hull Hayes, Jr., M.D. (4) ...............          4,402            *
Arthur W. Hicks, Jr. (4) .......................         44,020            *
Charles Jacobson, M.D. (6) .....................          4,402            *
Jerry D. Lee (4) ...............................          4,402            *
Philip J. Whitcome, Ph.D. (4) ..................          4,402            *
Connie Woodburn (4) ............................          4,402            *
All directors and executive officers as a Group
 (15 persons)(7) ...............................      3,964,855         53.5%

------------
* Less than 1.0%

(1) Represents shares owned by its wholly-owned subsidiaries, UM Equity Corp. and UM Investment Corp. These shares have been pledged to a financial institution to secure a loan to UM in the normal course of its business, which pledge could result in a change of control of the Company. UM's address is 56 Haddon Avenue, Haddonfield, NJ 08033.

(2) Includes (i) 365,175 shares directly owned by Dr. Morganroth, as to which he has sole voting and dispositive power, (ii) 2,000 shares issuable with respect to options granted pursuant to the Company's 1996 Stock Option Plan, which are currently exercisable or exercisable within the next sixty (60) days, (iii) 495,225 shares held in a trust, the trustee of which is Dr. Morganroth's wife and the beneficiaries of which are Dr. Morganroth's children, as to which Dr. Morganroth disclaims beneficial ownership, (iv) 9,600 shares owned by a pension plan, as to which Dr. Morganroth has shared voting and dispositive power, and (v) 30,000 shares (A) of which Dr. Morganroth may be deemed to be the beneficial owner due to the fact that Dr. Morganroth is entitled to a credit against the principal and interest owing on a promissory note payable to a third party, equal to the market value of 30,000 shares of common stock on or in certain cases before the note's maturity date, and (B) as to which Dr. Morganroth disclaims beneficial ownership. Dr. Morganroth's address is 124 S. 15th Street, Philadelphia, PA 19102.

(3) Includes options granted to Charles Jacobson, a director of the Company and an executive officer of PREMIER, Inc., which in accordance with his employment arrangement are held for the benefit of PREMIER, Inc. PREMIER, Inc.'s address is 3 Westbrook Corporate Center, Westchester, Illinois 60154.

(4) Represents shares issuable with respect to options granted pursuant to the Company's 1993 Non-Qualified Stock Option Plan and/or the 1996 Stock Option Plan, which are currently exercisable or exercisable within the next sixty (60) days.

(5) Represents shares owned by UM, of which Mr. Aglialoro and Ms. Carter are the principal stockholders and act as executive officers and directors. Mr. Aglialoro and Ms. Carter's address is the same as UM's.

(6) Represents shares issuable under a stock option which, due to Dr. Jacobson's employment relationship with PREMIER, Inc., are held for the benefit of such company. Excludes shares owned by PREMIER, Inc., for which Dr. Jacobson is an executive officer.

(7) Includes 239,405 shares issuable upon exercise of stock options, which are currently exercisable or exercisable within the next sixty (60) days.


Compliance with Section 16(a) of the Securities Exchange Act

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of its Common Stock, to file reports of ownership and changes in ownership of the Common Stock with the Securities and Exchange Commission ("SEC") and The Nasdaq Stock Market. Based upon a review of the forms and written representations that it received, the Company believes that all other filing requirements applicable to its officers, directors and greater than 10% beneficial owners have been timely satisfied, except that the report for one transaction by UM Equity Corp.
was filed late by UM, Mr. Aglialoro and Ms. Carter.


                             INDEPENDENT AUDITORS

     Upon the recommendation of its Audit Committee, the Board of Directors has designated Arthur Andersen to be the independent auditors for the year ending December 31, 1998. The Board of Directors will offer a resolution at the Annual Meeting to ratify this designation. Approval of the proposal will require the favorable vote of a majority of the stockholders present in person or by proxy and voting at the Annual Meeting. It is anticipated that representatives of Arthur Andersen LLP will be present at the meeting to respond to appropriate questions and, if they desire, to make a statement.


                             STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be considered at the 1999 Annual Meeting of Stockholders must be received by Premier Research no later than December 1, 1998. Such proposals may be included in next year's proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

     The Board knows of no other matters which may be presented for action at the meeting. However, if any other matter properly comes before the meeting, the proxy holders will vote in accordance with their judgment on such matter.

     Stockholders are urged to vote, sign and return the enclosed form of proxy promptly in the enclosed envelope.



                                          By Order of the Board of Directors,



                                          /s/ Arthur W. Hicks, Jr.
                                          --------------------------
                                          ARTHUR W. HICKS, JR.
March 31, 1998                            Secretary